Exhibit 99.1

Northwest Pipe Company Announces Second Quarter 2023 Financial Results

•	Net sales of $116.4 million decreased 1.8% year-over-year
•	Gross profit of $22.5 million decreased 6.6% year-over-year
•	Net income of $0.74 per diluted share
•	Backlog[1] of $292 million; backlog including confirmed orders[2] of $343 million for the Engineered Steel Pressure Pipe segment (“SPP”)
•	Order book[3] of $58 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)

VANCOUVER, Washington—August 2, 2023—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure products including engineered steel water pipeline systems; stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components, today announced its financial results for the second quarter ended June 30, 2023. The Company will broadcast its second quarter 2023 earnings conference call on Thursday, August 3, 2023 at 7:00 a.m. PT.

Management Commentary

“The Precast business delivered $39.1 million in revenue, gross margins of 25.3%, and an order book of $58 million, which was flat to the previous quarter. While the elevated interest rates and the associated impact on both commercial and residential construction has moderately affected the segment from the record highs of 2022, we are still projecting a good year by historical standards,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “Following a slow first quarter, the SPP business rebounded producing $77.3 million of revenue and gross margins of 16.3%, 190 basis points higher than the second quarter of 2022. The SPP backlog including confirmed orders declined from the near record high at the end of the first quarter to $343 million; however, we are currently awaiting the potential award of multiple projects that have recently bid that could stabilize the near-term backlog. Starting in the second quarter, we expect SSP revenue to remain at a higher level similar to 2022, but with improved gross margins.”

Second Quarter 2023 Financial Results

Consolidated

•	Net sales decreased 1.8% to $116.4 million from $118.5 million in the second quarter of 2022.
•	Gross profit decreased 6.6% to $22.5 million, or 19.3% of net sales, from $24.1 million, or 20.3% of net sales, in the second quarter of 2022.
•	Net income was $7.4 million, or $0.74 per diluted share, compared to $9.7 million, or $0.97 per diluted share, in the second quarter of 2022.

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Engineered Steel Pressure Pipe Segment (SPP)

•	SPP net sales increased 0.2% to $77.3 million from $77.1 million in the second quarter of 2022 driven by a 7% increase in selling price per ton due to product mix, partially offset by a 6% decrease in tons produced resulting primarily from changes in project timing.
•	SPP gross profit increased 13.2% to $12.6 million, or 16.3% of SPP net sales, from $11.1 million, or 14.4% of SPP net sales, in the second quarter of 2022 primarily due to changes in product mix.
•	SPP backlog was $292 million as of June 30, 2023 compared to $297 million as of March 31, 2023 and $303 million as of June 30, 2022. Backlog including confirmed orders was $343 million as of June 30, 2023 compared to $370 million as of March 31, 2023 and $338 million as of June 30, 2022.

Precast Infrastructure and Engineered Systems Segment (Precast)

•	Precast net sales decreased 5.6% to $39.1 million from $41.5 million in the second quarter of 2022 driven by a 13% decrease in volume shipped due to lower demand, partially offset by an 8% increase in selling prices due to increased materials costs.
•	Precast gross profit decreased 23.6% to $9.9 million, or 25.3% of Precast net sales, from $13.0 million, or 31.3% of Precast net sales, in the second quarter of 2022 primarily due to increased production costs.
•	Precast order book was $58 million as of June 30, 2023 compared to $58 million as of March 31, 2023 and $75 million as of June 30, 2022.

Balance Sheet and Cash Flow

•	As of June 30, 2023, the Company had $70.1 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $54 million under the revolving credit facility.
•	Net cash provided by operating activities was $1.2 million compared to $8.5 million in the second quarter of 2022 primarily due to a $6.2 million decrease in cash provided by working capital.
•	Capital expenditures of $4.0 million were relatively consistent with the second quarter of 2022.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s second quarter 2023 financial results will be held on Thursday, August 3, 2023, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, August 17, 2023, by dialing 1‑844‑512‑2921 in the U.S. or 1‑412‑317‑6671 internationally and entering the replay access code: 10180262.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company’s diverse team is committed to quality and innovation while demonstrating the Company’s core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Park Environmental Equipment, LLC and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in the Company’s internal control over financial reporting and its ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders. This non-GAAP financial measure is provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or

Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net sales:
Engineered Steel Pressure Pipe	$77,255	$77,068	$140,801	$151,783
Precast Infrastructure and Engineered Systems	39,117	41,454	74,668	76,070
Total net sales	116,372	118,522	215,469	227,853

Cost of sales:
Engineered Steel Pressure Pipe	64,684	65,963	120,448	133,489
Precast Infrastructure and Engineered Systems	29,207	28,479	55,963	55,498
Total cost of sales	93,891	94,442	176,411	188,987

Gross profit:
Engineered Steel Pressure Pipe	12,571	11,105	20,353	18,294
Precast Infrastructure and Engineered Systems	9,910	12,975	18,705	20,572
Total gross profit	22,481	24,080	39,058	38,866

Selling, general, and administrative expense	11,016	10,127	22,882	19,495
Operating income	11,465	13,953	16,176	19,371
Other income (expense)	(134)	1	(163)	45
Interest expense	(1,191)	(869)	(2,560)	(1,429)
Income before income taxes	10,140	13,085	13,453	17,987
Income tax expense	2,692	3,412	3,643	4,755
Net income	$7,448	$9,673	$9,810	$13,232

Net income per share:
Basic	$0.74	$0.98	$0.98	$1.34
Diluted	$0.74	$0.97	$0.97	$1.33

Shares used in per share calculations:
Basic	10,000	9,918	9,970	9,900
Diluted	10,066	9,968	10,081	9,971

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$4,152	$3,681
Trade and other receivables, net	63,419	71,563
Contract assets	122,359	121,778
Inventories	84,579	71,029
Prepaid expenses and other	4,919	10,689
Total current assets	279,428	278,740
Property and equipment, net	137,506	133,166
Operating lease right-of-use assets	91,106	93,124
Goodwill	55,504	55,504
Intangible assets, net	33,160	35,264
Other assets	6,034	5,542
Total assets	$602,738	$601,340

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$10,756
Accounts payable	26,721	26,968
Accrued liabilities	25,770	30,957
Contract liabilities	26,990	17,456
Current portion of operating lease liabilities	4,887	4,702
Total current liabilities	95,124	90,839
Borrowings on line of credit	70,069	83,696
Operating lease liabilities	87,789	89,472
Deferred income taxes	11,834	11,402
Other long-term liabilities	9,321	7,657
Total liabilities	274,137	283,066

Stockholders’ equity	328,601	318,274
Total liabilities and stockholders’ equity	$602,738	$601,340

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2023	2022

Cash flows from operating activities:
Net income	$9,810	$13,232
Depreciation and finance lease amortization	5,642	6,065
Amortization of intangible assets	2,104	2,303
Deferred income taxes	417	299
Share-based compensation expense	2,304	1,308
Other, net	1,325	(14)
Changes in operating assets and liabilities, net	5,877	(13,024)
Net cash provided by operating activities	27,479	10,169
Cash flows from investing activities:
Purchases of property and equipment	(8,414)	(8,456)
Payment of working capital adjustment in acquisition of business	(2,731)	-
Other investing activities	9	30
Net cash used in investing activities	(11,136)	(8,426)
Cash flows from financing activities:
Borrowings on line of credit	72,912	80,908
Repayments on line of credit	(86,539)	(80,956)
Payments on finance lease obligations	(311)	(265)
Tax withholdings related to net share settlements of equity awards	(1,652)	(853)
Other financing activities	(282)	(31)
Net cash used in financing activities	(15,872)	(1,197)
Change in cash and cash equivalents	471	546
Cash and cash equivalents, beginning of period	3,681	2,997
Cash and cash equivalents, end of period	$4,152	$3,543